Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive San Diego, California 92121-2133
T F	858.677.1400 858.677.1401

June 21, 2012

GenMark Diagnostics, Inc.

5964 La Place Court, Suite 100

Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by GenMark Diagnostics, Inc., a Delaware corporation (the “Company”), of up to an aggregate of 11,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a shelf registration statement on Form S-3 (File No. 333-178301) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated December 16, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplements dated June 19, 2012 and June 21, 2012 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Shares include shares of Common Stock that are subject to an over-allotment option granted to the underwriter in the offering.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and By-laws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to that certain Underwriting Agreement by and between the Company and J.P. Morgan Securities LLC, dated June 20, 2012, in accordance with the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)